Exhibit 99.1
FOR IMMEDIATE RELEASE

Date:	Feb. 15, 2018

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

Merit Medical Closes Deal With BD for Purchase of Divestment Assets

SOUTH JORDAN, Utah, Feb. 15, 2018 (GLOBE NEWSWIRE) -- Merit Medical Systems, Inc. (NASDAQ:MMSI), a leading manufacturer and marketer of proprietary disposable devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care and endoscopy, announced today that it has closed the purchase of divestment assets from BD (Becton, Dickinson and Company) in connection with BD’s recently completed acquisition of C.R. Bard, Inc. (Bard).
The assets acquired are soft tissue core needle biopsy products sold under the trade names of Achieve™ Programmable Automatic Biopsy System, Temno™ Biopsy System, Tru-Cut™ Biopsy Needles as well as Aspira® Pleural Effusion Drainage Kits, and the Aspira® Peritoneal Drainage System. These products will be sold by Merit’s global direct sales force and distribution partners.
The purchase price for the product lines and related assets was $100 million, subject to adjustment for fluctuations in the value of transferred inventory. Merit financed the acquisition through borrowings under its revolving credit facility.
This transaction is expected to be accretive to both GAAP and non-GAAP earnings in 2018, including the anticipated impact of incremental interest expense associated with financing the transaction. Merit’s management expects the acquisition to provide incremental revenues on an annualized basis in the range of $42-48 million. The transaction is also expected to expand Merit’s operating margins and increase its cash flow. Merit’s management expects the acquisition to provide $0.10–$0.19 in adjusted annualized non-GAAP earnings per share accretion ($0.01 to $0.08 in annualized GAAP earnings per share accretion).
“This transaction has been instructional and informative as we have navigated the process to closure,” said Merit’s Chairman and Chief Executive Officer Fred P. Lampropoulos. “We continue to be positive about the products and opportunities as we look forward. Transition and execution are now the keys. Our global sales force and distribution partners are in the process of training. Combined with our Corvocet™ Full Core Biopsy System and our Laurane bone biopsy products, we now offer a portfolio of products to meet our customers’ needs. We will discuss the anticipated effects of the transaction on our 2018 operating and financial results during our upcoming conference call on February 28th.”
ADVISORS
Piper Jaffray acted as lead financial advisor to Merit in connection with the negotiation of the purchase agreement. Baker & McKenzie provided legal counsel. Financing for the transaction was provided through the lenders under its existing long-term credit facility: Wells Fargo Bank, National Association, Bank of America, N.A., HSBC Bank USA, National Association and U.S. Bank National Association.
ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 290 individuals. Merit employs approximately 5,000 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Rockland, Massachusetts; San Jose, California; Maastricht and

Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; Joinville, Brazil; Markham, Ontario, Canada; Melbourne, Australia; Tokyo, Japan; and Yishun, Singapore.
FORWARD-LOOKING STATEMENTS
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted plans, revenues, gross margin, operating margin, cash flow, net income, financial results or sales efficiencies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties include the following: Merit's potential inability to successfully manage and integrate the completed acquisition and achieve anticipated financial results, facilities utilization and other benefits; uncertainties as to whether Merit will achieve sales, gross margin, cash flow and profitability results from the acquired assets which are comparable to the experience of BD and Bard; unknown costs and risks associated with the acquired assets; governmental scrutiny and regulation of the medical device industry, including governmental inquiries, investigations and proceedings involving Merit or the acquired assets; how the occurrence of any unanticipated event or cost in connection with the completed transaction may affect Merit’s projected ability to comply with debt covenants; infringement of acquired technology or the assertion that acquired technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws or regulations; laws and regulations targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in governing regulations; changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States or other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform, in each case including acquired supplier relationships; the effects of fluctuations in exchange rates on projected financial results; development of new products and technology that could render Merit's existing or acquired products obsolete; changes in healthcare policies or markets related to healthcare reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; price and product competition; availability of labor and materials; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2016 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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